UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

FIRST DEFIANCE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (419) 782-5015

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2017, First Defiance Financial Corp. (“First Defiance”) completed its previously announced acquisition of Commercial Bancshares, Inc. (the “Merger”). Effective upon completion of the Merger, the Board of Directors of First Defiance (the “Board”) increased the size of the Board by one member and appointed Robert E. Beach to the newly created vacancy on the Board to serve as a director of First Defiance. Mr. Beach will be appointed to the First Defiance Risk Committee. In addition, Mr. Beach was appointed to the Board of Directors of First Federal Bank of the Midwest, a wholly owned subsidiary of First Defiance.

As a director of First Defiance, Mr. Beach will hold office for a term to expire at the annual meeting of First Defiance shareholders in 2018 and until his successor is elected and qualified. There have been no transactions involving Mr. Beach that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Beach will be entitled to participate in First Defiance’s standard compensation arrangements with non-employee directors as described under the heading “Director Compensation” in First Defiance’s Definitive Proxy Statement filed on March 10, 2016, and which is incorporated herein by reference.

Section 8 – Other Events

Item 8.01 Other Events

On February 27, 2017, First Defiance issued a press release announcing completion of the Merger. A copy of the press release announcing this event is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued by First Defiance Financial Corp. on February 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Kevin T. Thompson
Kevin T. Thompson
Chief Financial Officer

Date: February 27, 2017